EXHIBIT 99.1

EasyLink Services International Corporation Adopts Stockholder Rights Plan
To Preserve Value Of Deferred Tax Assets and
to Protect Against Coercive and Unfair Takeover Tactics

NORCROSS, GA – August 31, 2009 – EasyLink Services International Corporation (“EasyLink” or the “Company”) (NasdaqCM: ESIC, www.easylink.com), a global provider of comprehensive messaging services and e-commerce solutions, announced today that its board of directors has adopted a stockholder rights plan to help preserve the value of certain deferred tax assets of EasyLink generated by net operating losses and other tax benefits under Section 382 of the Internal Revenue Code and to protect stockholders from coercive or otherwise unfair takeover tactics.

EasyLink’s ability to use its net operating losses (NOL’s) and other tax benefits would be substantially limited by Section 382 if an “ownership change” occurred – generally, a greater than 50-percentage point change in ownership of securities by stockholders owning (or deemed to own under Section 382 of the Internal Revenue Code) five percent or more of a corporation’s securities over a defined period of time. The stockholder rights plan was adopted to reduce the likelihood of an “ownership change” occurring as a result of ordinary buying and selling of EasyLink’s class A common stock.

“We consider our NOL’s a valuable asset that remains unrecognized by the market’s current valuation of our Company”, said Thomas J. Stallings, CEO of EasyLink. “While we will show a loss on a generally accepted accounting principles basis for fiscal 2009 as discussed in our last earnings call, we continue to report taxable income as the result of the Company’s repeat revenue model and strong underlying cash flows. Losing our NOL’s from the unwarranted actions of someone trying to take advantage of today’s market valuation would reduce our cash flow to pay federal income taxes.”

In connection with the stockholder rights plan, EasyLink has declared a dividend of one preferred stock purchase right for each of its shares of class A common stock outstanding as of the close of business on September 8, 2009. After the stockholder rights plan takes effect, any stockholder or group that acquires beneficial ownership of 4.9 percent or more of EasyLinks’ outstanding securities (an “acquiring person”) without the approval of EasyLink’s board of directors would be subjected to significant dilution in its holdings. Certain related parties will not be considered acquiring persons and existing stockholders holding 4.9 percent or more of EasyLink’s outstanding securities will not be considered acquiring persons unless they acquire additional securities. In addition, in its discretion, EasyLink’s board of directors may exempt certain persons whose acquisition of securities is determined by the board of directors not to jeopardize EasyLink’s deferred tax assets and may also exempt certain transactions.

The rights will expire on September 8, 2019 or earlier if (i) EasyLink’s board of directors determines the stockholder rights plan is no longer needed to preserve the deferred tax assets due to the implementation of legislative changes, (ii) EasyLink’s board of directors determines, at the beginning of a specified period, that no tax benefits may be carried forward, or (iii) certain other events occur as described in the stockholder rights plan. Additional information regarding the stockholder rights plan will be filed by Easylink in a Current Report on Form 8-K with the Securities and Exchange Commission. Stockholders of record of Easylink as of September 8, 2009 will be mailed a summary of the rights plan.

Forward-Looking and Cautionary Statements

Except for the historical information and discussion contained herein, statements contained in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those indicated by such forward-looking statements. These and other risk factors are set forth under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K, the Company’s quarterly reports on Form 10-Q and the Company’s other filings with the Securities and Exchange Commission. These filings are available on a website maintained by the Securities and Exchange Commission at www.sec.gov.

The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein as a result of new information, future events or otherwise.

About EasyLink Services International Corporation

EasyLink Services International Corporation (“EasyLink”) (NasdaqCM: ESIC), headquartered in Norcross, GA, offers a comprehensive portfolio of “any to any” business messaging and transaction services that can bridge the most challenging technology gaps while creating significant cost efficiencies across an organization. From Desktop Fax and Production Messaging to EDI, Managed File Transfer, Document Capture and Management, and Telex we help companies drive costs out of their operations. With over two decades of servicing customers around the globe, EasyLink has established a proven track record for providing effective, reliable and secure communications.For more information on EasyLink, visit www.easylink.com.

Contact:
Glen Shipley
678 533-8004